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                                                                     Exhibit 8.1

CLIFFORD
CHANCE                                                    CLIFFORD CHANCE US LLP

                                                          31 WEST 52ND STREET
                                                          NEW YORK NY 10019 6131

                                                          TEL +1 212 878 8000
                                                          FAX +1 212 878 8375
                                                          www.cliffordchance.com

March 27, 2006

Corporate Property Associates 16 - Global Incorporated
50 Rockefeller Plaza
New York, New York 10020

Re: REIT Qualification of Corporate Property Associates 16 - Global Incorporated

Ladies and Gentlemen:

We have acted as counsel to Corporate Property Associates 16 - Global Incorporated, a Maryland corporation (the "Company"), in connection with Company's filing of a registration statement on Form S-11 (Registration No. 333-119265), as amended by Pre-Effective Amendment Nos. 1, 2, 3 and 4 thereto (together with any amendments thereto, the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), under the Securities Act of 1933, as amended. Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service ("IRS") (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel's best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.    the Articles of Amendment and Restatement of the Company;

2.    the bylaws of the Company;

3. a Certificate of Representations (the "Certificate of Representations") dated as of the date hereof, provided to us by the Company and Carey Asset Management Corp., a Delaware corporation (the "Advisor");

4.    the Registration Statement; and

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                                                                     Exhibit 8.1

CLIFFORD                                                  CLIFFORD CHANCE US LLP
CHANCE
                                                                          Page 2

5. such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company at all times will operate in accordance with the method of operation described in its organizational documents, the Registration Statement, and the Certificate of Representations.

For purposes of rendering the opinions stated below, we have also assumed (i) the accuracy of the representations contained in the Certificate of Representations dated as of the date hereof, provided to us by the Company and the Advisor, and that each representation contained in such Certificate of Representations to the best of the Company's or the Advisor's knowledge is accurate and complete without regard to such qualification as to the best of the Company's or the Advisor's knowledge, and (ii) no action will be taken by the Company that is inconsistent with the Company's qualification as a real estate investment trust within the meaning of Sections 856 through 860 of the Code ("REIT") for any period prior or subsequent to the date hereof.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) commencing with the Company's taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation (as described in the Registration Statement and in the Certificate of Representations) will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

(2) the descriptions of the law and legal conclusions contained in the Registration Statement under the caption "United States Federal Income Tax Considerations" to the extent they describe applicable United States federal income tax laws are correct in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company's qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any single taxable year have satisfied or will satisfy the requirements necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional

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CLIFFORD                                                  CLIFFORD CHANCE US LLP
CHANCE

                                                                           Page3

responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter: (i) are limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) are as of the date hereof; and (iii) are rendered by us at the request of the Company. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
[CLIFFORD CHANCE US LLP]